SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (“Agreement”) is entered into by and between John P. Hester (“Executive”), Southwest Gas Corporation (“SWG”), and Southwest Gas Holdings, Inc. (“SWX”). SWG and SWX are hereinafter referred to as the “Company.” Executive and the Company are at times hereinafter referred to individually as “Party” and collectively as the “Parties.”
WHEREAS, Executive was hired by the Company on June 2, 1989 and currently holds the title of President and Chief Executive Officer;
WHEREAS, as part of his employment relationship with the Company, Executive has served as a member of the SWX Board of Directors since 2015;
WHEREAS, Executive and the Company have agreed that Executive shall retire and resign his employment and his membership on the SWX Board of Directors effective May 31, 2022 (the “Separation Date”);
WHEREAS, Executive and the Company intend to settle and resolve any and all claims and disputes that either Party may have against the other, arising from, or in any way related to, the employment relationship between Executive and the Company or the termination of said employment relationship.
NOW, THEREFORE, in consideration for the promises, payments, and benefits described in this Agreement, Executive and the Company each execute this Agreement in favor of and for the benefit of the other as follows:
1.Separation.
(a)Until the Separation Date, Executive shall: (i) continue to abide by all of the Company’s general policies and procedures in effect from time to time; (ii) not initiate communication with any Company employees other than Thomas E. Moran, Karen S. Haller or Sharon W. Braddy-McKoy without the Company’s consent; and (iii) not remove, delete, or copy any Company documents or information without the Company’s consent, which consent, if given, to be given by Thomas E. Moran or Karen S. Haller. Regardless of whether Executive signs this Agreement, the Company will pay Executive all Accrued Benefits within five business days of the Separation Date. For purposes of this Agreement, "Accrued Benefits" means any earned but unpaid base salary, unused vacation and all expense reimbursement payments owed to Executive for expenses incurred prior to the Separation Date.

2.Severance Benefits.
In consideration for Executive’s covenants and agreements contained in this Agreement, and provided Executive (i) signs and returns this Agreement by June 7, 2022, at 5:00 p.m. PST (the “Deadline”), (ii) does not revoke it,; (iii) executes the Affirmation of Severance Agreement and General Release (“Affirmation”) attached as Exhibit A hereto on or within seven calendar days after the Separation Date and does not revoke it, and (iii) has complied and continues to comply with all terms and conditions herein and in the Affirmation, and his confidentiality, restrictive covenants and other obligations to the Company in this Agreement and the continuing obligations, including under Sections 4, 5, and 6, of the Amended and Restated Change In Control Agreement between Executive and the Company dated February 23, 2018 (the “CIC Agreement”), the Company will provide, in addition to the Accrued Benefits, the following benefits to Executive on the following terms and as described in this Section 2:
(b)The Company will pay Executive the total sum of $2,458,714, which includes (i) an amount equal to Executive’s base salary from the Separation Date to December 31, 2022, plus six (6) months’ additional salary (together, equal to $1,303,492), (ii) an amount equal to Executive’s 2022 target bonus under the Company’s Management Incentive Plan (equal to $1,129,696), and (iii) an amount equal to the total cost of continuing medical, dental and vision coverages for Executive and Executive’s dependents in accordance with the continuation requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the eighteen (18) month period following the end of the month of the Separation Date (such amount estimated to be approximately $25,526) (collectively, the “Severance Benefits”). The Severance Benefits are subject to required payroll taxes and other withholdings and deductions, and shall be payable within five business days after the Affirmation Effective Date (as defined in the Affirmation). The Severance Benefits satisfy the short-term deferral rule of Treasury Regulation Section 1.409-1(a)(4) and, therefore are not “deferred compensation” subject to the terms of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(c)The shares of the Company’s common stock underlying Executive’s outstanding time-lapse restricted stock units issued under the Award Agreements of Time-Lapse Restricted Stock Units between the Company and Executive dated February 24, 2020, February 24, 2021, and February 24, 2022 (the “Time-Based RSU Agreements”), will settle in accordance with Sections 4 and 6 of the Time-Based RSU Agreements on the date that is six months following the Separation Date. For the sake of clarity, Executive’s retirement shall be deemed a “Retirement” on or after becoming “Retirement Eligible” (as those terms are defined in the Time-Based Award Agreements) consistent with Section 4 of the Time-Based RSU Agreements, and Executive shall be deemed to be fully vested in all Units granted under the Time-Based RSU Agreements.
(d)The shares of the Company’s common stock underlying Executive’s outstanding performance share awards issued under the Performance Share Award Agreements between the Company and Executive dated February 24, 2020, February 24, 2021, and February 24, 2022 (the “Performance-Based RSU Agreements”) will settle in accordance with Section 7(b) of the Performance-Based RSU Agreements. For the sake of clarity, Executive’s retirement shall be deemed a “Retirement” as that term is defined in the Performance-Based RSU Agreements.
(e)Any distribution due to Executive under the Company’s Executive Deferred Compensation Plan (“EDP”), the Supplemental Employee Retirement Plan (“SERP”), the Retirement Plan for Employees of Southwest Gas Corporation and the Southwest Gas Corporation Employee Investment Plan shall be made in accordance with plan documents and Code Section 409A.
(f)Assuming this Agreement is made effective and not revoked, the Company will reimburse Executive up to $15,000 for Holland & Knight LLP’s reasonable attorneys’ fees and costs actually incurred by Executive in relation to drafting and the negotiation of this Agreement, to be paid within 30 days after the Separation Date, subject to timely and sufficient substantiation per the Company’s applicable policies and practices.
3.Releases.
(g)In consideration for the Company’s covenants and promises stated in this Agreement, Executive hereby forever releases and discharges the Company, its subsidiaries and affiliated entities, and each of their past, present and future officers, directors, stockholders, agents, employees, insurers, reinsurers, successors and assigns, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively the “Released Parties”), from any and all complaints, charges, rights, claims, liabilities, demands, debts, accounts, obligations, promises, suits, actions, causes of action, and/or demands, including claims for damages, attorneys’ fees or costs, whether in law or equity, whether known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, which Executive now has or claims to have, or which Executive at any time may have had or claimed to have, or which Executive at any time hereafter may have, or claim to have, arising at any time in the past to and including the date of this Agreement, including, but without limiting the generality of the foregoing, any matters relating in any way to Executive’s employment relationship or the termination of that employment relationship with the Company (each, a “Claim” and, collectively, “Claims”).
(h)The Claims, rights and obligations that Executive is releasing hereunder include, but are not limited to: (i) those for wrongful discharge, breach of contract, breach of implied contract, breach of implied covenant of good faith and fair dealing, and any other common law or statutory claims now or hereinafter recognized; and (ii) those for discrimination (including but not limited to claims for discrimination, harassment or retaliation on account of sex, age, medical condition or disability, national origin, race, color, religion, sexual orientation, or veteran status) which Executive might have or might have had under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Nevada Equal Opportunities for Employment Law — Nev. Rev. Stat. § 613.310, et seq.; the Nevada Equal Pay Law — Nev. Rev. Stat. § 608.017, Nevada Wage Payment and Work Hour Law — Nev. Rev. Stat. § 608, et seq., and the Nevada Occupational Safety & Health Act — Nev. Rev. Stat. § 618, et seq. and any other federal, state or local laws prohibiting discrimination, harassment or retaliation in employment.
BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO GIVE UP OR WAIVE ANY RIGHTS OR CLAIMS WHICH HE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967.29 U.S.C. 4621 et. seq., OR ANY OTHER STATUTE OR OTHER LAW, WHICH IS BASED ON ACTIONS OF THE RELEASED PARTIES WHICH OCCURRED UP THROUGH THE DATE THAT EXECUTIVE SIGNS THIS AGREEMENT.
(i)Executive further acknowledges and agrees that, except as modified below in this Section 3, this Agreement and the Affirmation shall operate as a complete bar to recovery in any and all litigation, charges, Claims, complaints, grievances or demands of any kind whatsoever now pending or now contemplated by Executive, or which might at any time be filed by Executive or on Executive’s behalf, including, but without limiting the generality of the foregoing, any and all matters arising out of or in any manner whatsoever connected with the matters set forth in Section 3 (a) or (b) above. Each and all of the said Claims are hereby fully and finally settled, compromised and released.
(j)Nothing in this Agreement or the Affirmation is intended to or shall interfere with Executive’s right to file a charge with or participate, testify, or assist in any investigation, hearing, or other proceeding with any appropriate federal, state or local government agency enforcing discrimination laws, nor shall this Agreement prohibit Executive from cooperating with agency in its investigation. Executive shall not, however, to the maximum extent permitted by law be entitled to receive any relief, recovery or monies in connection with any Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding.
(k)If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Released Parties identified in this Agreement is a party.
(l)Nothing in this Section 3 is intended to operate as a release, waiver or forfeiture of Executive’s rights, and the Company’s obligations, under:
(1)this Agreement;
(2)any of the Company’s employee benefits plans in which Executive has been a participant, including, but not limited to, the Retirement Plan for Employees of the Company, EDP, and SERP, if applicable, and the Company’s Employees’ Investment Plan, as to Executive’s own vested accrued employee benefits under such health, welfare, or retirement benefit plans as of the Separation Date;
(3)any health and welfare benefits to which Executive may in the future be entitled under COBRA or comparable federal or state law or regulations, including Executive’s entitlement to payments for COBRA benefits as described in Section 2(a) of this Agreement;
(4)any state workers’ compensation act or statute; and

(5)any claim which, as a matter of law or public policy, cannot be waived, released or forfeited.
(m)This Agreement constitutes, among other things, a full and complete release of any and all Claims released by Executive, and it is the intention of the Parties that this Agreement shall provide the Released Parties a complete and absolute defense to anything released hereunder, except as modified above. Executive expressly and knowingly waives his rights to assert any Claims against the Released Parties, which Claims are released hereunder. Executive further represents and warrants that no charges, claims or suits of any kind have been filed by Executive against the Released Parties as of the date of this Agreement.
(n)Executive understands and agrees that he would not receive the Severance Benefits unless he executes this Agreement and fulfills the promises contained herein.
4.Non-Disparagement and Inquiries.
(o)Executive shall not (and shall not cause or encourage any other person to) make, publish, or communicate any written or oral statement to any person that defames, disparages, ridicules or criticizes the Executive, any of the Released Parties or the Released Parties’ business, products, services, or policies (“Disparaging Statements”). The Company agrees to instruct the individual members of the Board and executive level employees of the Company -- the President and Chief Executive Officer, General Counsel/Corporate Secretary, Vice President/Strategy/Investor Relations, President of Southwest Gas Corporation, Chief Human Resources Officer, Chief Financial Officer, Treasurer, and Vice President Operations -- who served during Executive’s employment (the “Board”) to refrain from making Disparaging Statements; provided, however, Executive understands and agrees that the Company’s obligations under this Section 4(a) extend only to the Company’s duty to instruct the Board and the above executive level employees of the Company and, for the avoidance of doubt, that the Company is not responsible for Disparaging Statements that are made by executive level employees of the Company or members of the Board after they leave the Company or the Board. This restriction includes, without limitation, Disparaging Statements made, whether directly or indirectly, to or on social media, podcasts, internet websites, as well as statements to the media, including writers, researchers, reporters, magazines, newspapers, book publishers, television stations, radio stations, the motion picture industry, public interest groups, and the publishing industry generally. The Company and Executive also mutually represent and warrant that neither Party has made or published any Disparaging Statements about the other or the Released Parties as of the date the Parties sign this Agreement. The Parties agree that this Section 4 supersedes any prior agreements or understandings between the Parties regarding its subject matter, including the non-disparagement clause included in Section 7 of the CIC Agreement.
(p)Executive shall refer all inquiries, if any, made by prospective employers concerning Executive’s employment with the Company, to the Company’s Chief Human Resources Officer and the Company will respond to such inquiries from prospective employers by confirming that Executive is no longer employed by the Company and, if requested, will confirm title and dates of employment.
(q)Notwithstanding the foregoing, nothing in this Section 4 shall prevent (and none of the following shall be deemed a breach of this section) any person from testifying truthfully to the extent (i) necessary with respect to any litigation, arbitration or mediation including, but not limited to, the enforcement of this Agreement, or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person. Further, nothing in this Agreement shall infringe upon Executive’s Section 7 rights under the National Labor Relations Act of 1935; nor shall this provision limit or effect in any way Executive’s ability to communicate with and participate in any federal, state or local government agency action.
5.Litigation Cooperation. Executive agrees to cooperate, as reasonably requested, with the Company or its affiliates and subsidiaries in the defense of any action brought by any third party against the Company or any of its affiliates or subsidiaries that relates to Executive’s service to any such entity for up to fifty (50) hours per year in each of the three (3) years after the Separation Date (“Litigation Cooperation”). The Company shall compensate Executive for Litigation Cooperation—except for sworn testimony in deposition or other proceedings —at an hourly rate of $525.00, except that the Company shall not compensate Executive for time spent testifying in court or in an arbitration hearing. Notwithstanding the preceding sentence, it is understood that time Executive spends providing sworn testimony in deposition or other proceedings will count against the up to fifty (50) hour yearly cap Executive is required to engage in Litigation Cooperation pursuant to this Section 5. The Company shall also reimburse Executive’s reasonable out of pocket expenses incurred in connection with Litigation Cooperation upon submission to the Company of appropriate documentation as prescribed by the

Company. Further, to the full extent permitted by law, Executive agrees that he shall not act as a consultant to or provide any information to any third party or otherwise assist any third party either directly or indirectly, including taking any action or pursuing any claim, or cause of action of any kind or nature against the Company, SWX, or their affiliates relating to any of the matters in which Executive had been working on either directly or indirectly prior to the Separation Date, whether pursued through court, arbitration, administrative, investigatory, shareholder vote, or other procedures.
6.Affirmations. Aside from the payments owed pursuant to this Agreement as discussed herein, Executive affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Executive signs this agreement. Executive further affirms that he has no known workplace injuries or occupational diseases that have not already been reported to the Company or adjudicated. Executive further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or their respective officers, including any allegations of corporate fraud. Executive affirms that all of the Company’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Executive also affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with this Agreement.
7.Successors and Assigns. This agreement shall be binding upon each of the Parties and each of their respective successors and permitted assigns.
8.Effect of Agreement. Executive acknowledges and agrees that this agreement and the payments and covenants hereunder shall not be construed as an admission or acknowledgement by either party of (a) any liability whatsoever to the other party or any other person, (b) any violation of any federal, state or local statute, ordinance or regulation, or (c) any violation of a duty or obligation the Company owes or owed to Executive. Executive acknowledges and agrees that his execution of this Agreement is a voluntary act to bring an amicable conclusion to Executive’s employment relationship with the Company.
9.Confidentiality of Agreement. Executive expressly agrees that he shall not disclose the terms and conditions of this Agreement without prior written consent from the Company (by and through either its General Counsel or Chief Executive Officer) to any individual, entity or organization not a party to this Agreement, other than Executive’s immediate family, legal counsel or tax advisors, and/or to any federal, state, or local government agency, unless such disclosure shall be required by law. In the event disclosure is required by law, Executive shall – to the extent possible -- provide the Company with five (5) days’ notice prior to disclosure so that the Company may, if it chooses, seek to prevent disclosure through available legal processes. Notwithstanding the foregoing, Executive may explain such non-disclosure by referring to this confidentiality obligation.
10.Confidentiality of Proprietary Information. Executive acknowledges and agrees that in the course of his employment with the Company, and particularly in his most recent position, Executive has acquired and/or had access to highly confidential or proprietary information, including trade secrets, relating to the business of the Company. Executive agrees that all such data and information is and shall remain the sole and exclusive property of the Company, and shall be returned to the Company, as applicable, in a complete and unaltered form, on or before May 31, 2022. Executive agrees that no part or portion of any such information or data shall be used, reproduced, published or disseminated in any manner whatsoever. Executive expressly agrees that he will keep secret and safeguard all such information, and will not, at any time, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other entity any such information without the written authority of the Company by and through either its General Counsel or Chief Executive Officer. If it deems necessary, the Company shall be entitled to enforce such agreement by seeking and obtaining an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such information.
11.Return of Company Property.
(r)On or before May 31, 2022, Executive shall return to the Company any and all property of the Released Parties, including, but not limited to, office, desk and file cabinet keys, Company identification/pass cards, passwords and account information for any Company systems, credit cards issued to Executive by the Company, equipment owned by the Company (including computers and printers), and any other property of the Company in the possession, custody or control of Executive or Executive’s agents. Executive shall also surrender and deliver to the Company all files, papers, data, documents, lists, charts, photographs, computer records, equipment, discs or any other records (in electronic or any other format), relating in any manner to the business activities of the Company, which were created, produced, reproduced or utilized by the Company, or any of the Released Parties, or by Executive during the term of Executive’s employment relationship with the Company, if any.
(s)Executive also agrees to repay any monies owed to the Company or the Released Parties, if any, including loans, advances, charges or debts incurred by Executive, or any other amounts owed to the Released Parties, on or before 5:00 p.m. PST on May 31, 2022.
(t)The Company’s obligation to make the payments required by Section 2 shall terminate if Executive fails to either return the Released Parties’ property, if any, or repay all sums owed the Released Parties as required in subsections (a) and (b) of this Section 12.
12.Knowing and Voluntary Agreement. Executive acknowledges, warrants, represents and agrees that, in executing and delivering this Agreement, Executive does so freely, knowingly and voluntarily and that he is fully aware of the contents and effect thereof and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.
13.Unknown or Mistake in Facts. Executive and the Company for his or itself, understands and represents that they have entered into this Agreement solely on the basis of facts as they understand them, and not any facts, understandings or representations other than expressly stated in this Agreement. To the extent Executive or the Company did not do so, he or it, as the case may be, expressly assumes the risk of such facts, understandings or representations being different and agree that this Agreement shall be in all respects effective and not subject to termination or rescission by any such difference in facts, understandings or representations.
14.Savings Clause. It is acknowledged and agreed by Executive and the Company that should any provision of this Agreement be declared or determined to be illegal or invalid by final determination of any court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
15.Enforcement. Executive and the Company expressly agree that this Agreement constitutes a binding contract. If Executive breaches any term of this Agreement, or violates any of Executive’s obligations under this Agreement, the Company may, at its option, terminate or suspend all payments and benefits remaining to be paid by the Company under this Agreement. In addition, the Company may seek all other remedies and relief allowed by law. The Parties agree that any disputes regarding the compliance with or enforcement of this Agreement will be resolved in accordance with the Arbitration and Litigation procedures described in Section 5 of the CIC Agreement.
16.Entirety of Agreement: Modifications. Executive acknowledges and agrees that this Agreement, and any attachments hereto, contains the entire agreement and understanding concerning the subject matter between Executive and the Company, and that it supersedes and replaces all prior agreements, whether written or oral, as to the subject matters addressed herein. Executive also represents that he has not executed this instrument in reliance on any promise, representation or statement not contained herein. This Agreement may not be modified except by a writing signed by both Executive and the Company, or their duly authorized representatives.
17.Applicable Laws. This Agreement shall be interpreted, enforced and governed under the laws of the state of Nevada, without regard to Nevada’s conflicts of law provisions. The parties further understand and agree that, with respect to provisional relief as described in Section 5 of CIC Agreement, venue shall be in either the United States District Court for the Southern District of Nevada or the State of Nevada, Eighth Judicial District Court in and for Clark County.
18.Effective Date.
(u)It is acknowledged and agreed that Executive has 21 days from receipt of this Agreement to consider the terms and conditions before signing it. Further, Executive has the right to revoke this Agreement at any time during the seven day period following the date that Executive executes this Agreement (“Revocation Period”). This Agreement shall be effective and enforceable on the day following the expiration of the Revocation Period, provided Executive has not revoked this Agreement during the Revocation Period (“Effective Date”).
(v)To revoke this Agreement, Executive must submit written notice of revocation within seven days of Executive signing this Agreement. The notice of revocation must be received by Sharon Braddy-McKoy at Sharon.braddymckoy@swgas.com within the Revocation Period. If Executive revokes this Agreement on a timely basis, all obligations of the Parties under this Agreement shall immediately cease, including with respect to the Company, the payment of the Severance Benefits.
19.Executive Rights. Executive acknowledges, represents and agrees to the following:

(w)EXECUTIVE HAS BEEN ADVISED TO READ THIS ENTIRE AGREEMENT CAREFULLY AND TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE PRIOR TO SIGNING THIS AGREEMENT.
(x)Executive received a copy of this Agreement on May 17, 2022.
(y)Executive was given at least 21 days to consider the terms and conditions of this Agreement and the Affirmation before signing. The Parties hereby agree that any modifications to the Agreement or Affirmation that were originally provided to Executive, whether considered or deemed to be material or nonmaterial, shall not restart the 21 day consideration period.
(z)If Executive fails to sign the Agreement on or before the Deadline (June 7, 2022, at 5:00 p.m. PST), it shall not become effective or enforceable, and Executive will not receive the Severance Benefits.
(aa)Executive is advised, in writing, that he has a full seven days after he signs this Agreement to revoke it, and that this Agreement will not become effective until that seven day Revocation Period has expired. If Executive notifies the Company, in writing, of his election to revoke this Agreement within the seven day Revocation Period, all obligations of the Parties under this Agreement shall immediately cease.
(ab)Executive carefully read the Agreement prior to signing it, fully understands its terms, and signed it voluntarily.
(ac)This Agreement does not prevent Executive from later challenging the validity of the Agreement, filing a claim to enforce Executive’s rights or the Company’s obligations under this Agreement, or from filing a charge with any government agency.
(ad)Executive understands and agrees that Executive will not receive the Severance Benefits if he fails or refuses to sign this Agreement or the Affirmation or if he provides the Company with timely written notice of his election to revoke either.
EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS IDENTIFIED IN SECTION 3 OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO AGE DISCRIMINATION CLAIMS, EXECUTIVE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

EXECUTIVE	SOUTHWEST GAS CORPORATION

/s/ John Hester____________	By:_/s/ Sharon Braddy-McKoy______
John Hester	Sharon Braddy-McKoy
Chief Human Resources Officer

June 3, 2022	June 6, 2022______________________
Date	Date
SOUTHWEST GAS HOLDINGS, INC.

By:_/s/ Karen S. Haller__________
Karen S. Haller
President/Chief Executive Officer

June 6, 2022___________________
Date

EXHIBIT A
CERTIFICATE OF REAFFIRMATION
OF SEVERANCE AGREEMENT AND GENERAL RELEASE
TO BE SIGNED ON OR AFTER THE SEPARATION DATE. NOT VALID IF SIGNED EARLIER
As required by and as material consideration for the Severance Agreement and General Release (“Agreement”), entered into by and between John P. Hester (“Executive”) and Southwest Gas Corporation (the “Company”), Executive freely and voluntarily agrees to enter into and be bound by this Affirmation of the Severance Agreement and General Release (the “Affirmation”). This Affirmation shall be effective on the 8th day after it is signed, provided it is not revoked as provided below (the “Affirmation Effective Date”).
Executive hereby reaffirms all of Executive’s obligations and representations in the Agreement, including but not limited to Executive’s release of claims in Section 3 of the Agreement up through the date Executive signs this Affirmation below.

Aside from the payments owed by the Company to Executive pursuant to the Agreement, Executive affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date employee signs this agreement. Executive further affirms that he has no known workplace injuries or occupational diseases that have not already been reported to the Company or adjudicated. Executive further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company and its affiliates or their respective officers, including any allegations of corporate fraud. Executive affirms that all of the Company’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Affirmation were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. Executive also affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Agreement.

Executive acknowledges that Executive had twenty-one (21) days to consider this Affirmation and has seven (7) days following Executive’s execution of the Affirmation to revoke the Affirmation; and that this Affirmation shall not be effective until the Revocation Period (as defined in the Agreement) has expired.

Executive understands that Executive will not be eligible for the Severance Benefits under the Agreement unless Executive signs and does not revoke this Affirmation.

Executive understands that the Company, in providing Executive with Severance Benefits under the Agreement, is relying on this Affirmation, and that Executive’s eligibility and receipt of any benefits under the Agreement are conditioned on Executive’s continued compliance with the Agreement.

Executive acknowledges, warrants, represents and agrees that, in executing and delivering this Agreement, Executive does so freely, knowingly and voluntarily and that he is fully aware of the contents and effect thereof and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.

____________________________________    __________________________, 2022
John P. Hester                    Date of Execution

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